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                                                                     Exhibit 8.1

             [Letterhead of LeBoeuf, Lamb, Greene & MacRae, L.L.P.]

                             [Form of Tax Opinion]

                                   D R A F T


                               June 17, 1999



AEGON N.V.
Mariahoeveplein 50
2591 TV The Hague
The Netherlands

Ladies/Gentlemen:

          We have acted as special counsel to AEGON N.V., a company formed under the laws of the Netherlands ("AEGON"), in connection with the proposed merger (the "Merger") of Transamerica Corporation, a Delaware corporation ("Transamerica") with and into Tony Merger Corp., a Delaware corporation ("Merger Sub") and a direct wholly-owned subsidiary of AEGON pursuant to the Agreement and Plan of Merger and Reorganization dated as of February 17, 1999, among AEGON, Merger Sub and Transamerica (the "Agreement"). At your request, in regard to the filing of the Registration Statement of AEGON on Form F-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger.

          For purposes of the opinion set forth below, we have relied, with the consent of AEGON and the consent of Transamerica, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of AEGON and Transamerica dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement-prospectus of AEGON and Transamerica (the "Proxy Statement-Prospectus") included therein. Furthermore, we have made no independent investigation with regard to the facts set forth in the Proxy Statement-Prospectus and the Registration Statement. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement-Prospectus or the appendices thereto (including the Agreement).
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          In connection with our opinion addressing the transactions contemplated by the Agreement, we have assumed, with the consent of AEGON, that:
(i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition found therein and material to this opinion will be waived by any party); (ii) all representations and facts set forth in the Agreement are true, complete and accurate as of the date hereof and will be as of the Effective Time, (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware; and (iv) the Merger will be reported by AEGON, Merger Sub and Transamerica on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below.

          Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986,as amended.

          It should be noted that although this letter represents our opinion concerning the matters specifically discussed, it is not binding on the courts or on any administrative agency, including the Service, and a court or agency may act or hold to the contrary. We undertake no obligation to update this letter or our opinion at any time after the Closing Date. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. We express no opinion as to the truth, accuracy or completeness of any facts set forth in the Proxy Statement-Prospectus or the Registration Statement or any representation relied upon in rendering our opinion and no opinion may be implied or inferred beyond that which is expressly stated in this letter. If any fact, representation or assumption described above or contained in the Agreement, the Proxy Statement-Prospectus or Registration Statement is not true, correct and complete, or in the event of a change in law after the date hereof adversely affecting the conclusions reached in this letter, our opinion shall be void and of no force or effect.

          This opinion does not address the U.S. federal income tax consequences of the Merger to Transamerica stockholders in special situations, such as dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, tax-exempt organizations, insurance companies, persons holding shares of Transamerica common stock or shares of AEGON common shares as part of a hedging, straddle, conversion or other integrated transaction, non-U.S. persons, persons whose functional currency is not the U.S. dollar, persons subject to the U.S. alternative minimum tax, persons who acquired shares of Transamerica common stock pursuant to an employee stock option or otherwise as compensation and any Transamerica stockholder that owns (actually or constructively) five percent or more of either the total voting power or the total value of the stock of AEGON immediately after the Merger. Moreover, this opinion relates solely to certain U.S. federal income tax consequences of the Merger, and no opinion is expressed as to the tax consequences of the Merger under any state, local or foreign laws or under any U.S. federal
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AEGON N.V.
______________, 1999
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laws other than those pertaining to the income tax or with respect to matters not expressly referenced herein.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to us under the caption "THE PROPOSED MERGER - Material Federal Income Tax Consequences." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

          We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and our opinion may not be relied upon, circulated, distributed, provided to, quoted or otherwise referred to by any person other than you for any other purpose and no person may be subrogated to any rights you have in connection with our opinion, provided, however, without limiting the generality of the foregoing, you may provide our opinion to governmental regulatory authorities for their inspection, provided, further, however, that in no event may this opinion be relied upon, circulated or quoted by any such governmental regulatory authority or by any other party as a result of any such inspection.

                              Very truly yours,

                              /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P